Pacific Select Fund NSAR 6-30-12
Exhibit 77H


Changes in Control of Registrant for Emerging markets Debt Portfolio:

On May 2, 2012, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Emerging Markets Debt Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Emerging Markets Debt Portfolio   	  4/30/2012	        >25%
					 5/2/2012 and after     <25%